UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


                                  July 24, 2001
                                (Date of earliest
                                 event reported)


Commission         Name of Registrant; State of Incorporation;    IRS Employer
File               Address of Principal Executive Offices;        Identification
Number             and Telephone Number                           Number
---------------    -------------------------------------------    --------------

1-16169            EXELON CORPORATION                              23-2990190
                   (a Pennsylvania corporation)
                   10 South Dearborn Street - 37th Floor
                   P.O. Box 805379
                   Chicago, Illinois 60680-5379
                   (312) 394-4321

1-1839             COMMONWEALTH EDISON COMPANY                     36-0938600
                   (an Illinois corporation)
                   10 South Dearborn Street - 37th Floor
                   P.O. Box 805379
                   Chicago, Illinois 60680-5379
                   (312) 394-4321

Item 5.  Other Events.

On July 25, 2001, Exelon Corporation (Exelon) Co-CEO and President John W. Rowe testified before the U.S. Senate Energy and Natural Resources Committee (Committee) on the need for Congress to enact legislation to enhance the efficiency and competitiveness of the nation's electricity markets. During his testimony, Mr. Rowe was questioned by members of the Committee about regional transmission organizations (RTOs). Mr. Rowe stated that Exelon is committed to the success of RTOs and supports large-scale RTOs. He stated that on July 24, 2001, the Exelon Board of Directors had authorized the exploration of a possible divestiture of Commonwealth Edison Company's (ComEd) transmission system in connection with ComEd's evaluation of its participation options in the formation of the Alliance Regional Transmission Organization (Alliance). The participation options include divestiture in exchange for passive equity interests or cash, or both, as well as leasing or a management-type arrangement. Exelon and ComEd have made no decision to divest ComEd's transmission assets. Any such divestiture would be subject to reaching an agreement on satisfactory terms with the Alliance or a qualified purchaser, applicable regulatory and third party approvals, and Exelon and ComEd board approval.

The Alliance is being established by utilities generally east of ComEd in response to the regional transmission organization directives issued by the Federal Energy Regulatory Commission in its Order No. 2000. Exelon and ComEd are committed to the success of the Alliance as a financially viable company operating independently and in compliance with all FERC and other regulatory requirements.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       EXELON CORPORATION
                                       COMMONWEALTH EDISON COMPANY

                                       By /s/ Randall E. Mehrberg
                                       ------------------------------
                                       Randall E. Mehrberg
                                       Senior Vice President and General Counsel
                                        - Exelon Corporation


July 26, 2001